Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CORRECTED CERTIFICATE OF DESIGNATION
OF
SERIES A-1 CONVERTIBLE PREFERRED STOCK
OF
TALON THERAPEUTICS, INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

Talon Therapeutics, Inc. (formerly Hana Biosciences, Inc.) (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: That, pursuant to authority conferred upon the Board of Directors by the Company’s Certificate of Incorporation, and pursuant to the DGCL, said Board of Directors adopted a resolution providing for amendments of the Company’s Corrected Certificate of Designation of Series A-1 Convertible Preferred Stock, dated June 10, 2010 (the “Series A-1 Certificate of Designation”), and directed that the amendments be submitted to the holders of the issued and outstanding shares of Series A-1 Convertible Preferred Stock of the Company entitled to vote thereon for their consideration and approval. The resolutions setting forth the proposed amendments are set forth below:

NOW, THEREFORE, BE IT RESOLVED, that the Series A-1 Certificate of Designation is hereby amended as follows:

1.      Section 1(a) of the Series A-1 Certificate of Designation is hereby deleted in its entirety and replaced with the following:

“(a) There shall be created from the Authorized Preferred Stock a series of preferred stock, designated as the “Series A-1 Convertible Preferred Stock”, par value $0.001 per share (the “Preferred Stock”), and the authorized number of shares of such series shall be four hundred twelve thousand five hundred sixty-two (412,562), which may be issued by the Company from time to time subject to compliance with this Certificate, the Investment Agreement and any other conditions to issuance.  Such number of shares may be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Preferred Stock to a number less than that number of shares of Preferred Stock then outstanding plus the number of shares of Preferred Stock issuable pursuant to the Investment Agreement (as defined in Annex II).”

2.     The following new paragraphs (qqq), (rrr) and (sss) shall be added to Section 1 of Annex II of the Series A-1 Certificate of Designation:

“(qqq)           “Series A-3 Preferred Stock” means the series of preferred stock, par value $0.001 per share, of the Company designated as the “Series A-3 Convertible Preferred Stock” having the rights and privileges set forth in the Certificate of Designation for such Series A-3 Preferred Stock, as the same may be amended from time to time.

(rrr)                “2012 Investment Agreement” means that certain Investment Agreement, dated January 9, 2012, by and among the Company and the purchasers named therein, as the same may be amended from time to time.

(sss)             “Deerfield Loan Agreement” means that certain Facility Agreement, dated October 30, 2007, between the Company and Deerfield Private Design Fund, L.P., Deerfield Special Situations Fund, L.P., Deerfield Special Situations Fund International Limited, and Deerfield Private Design International, L.P., as amended by the First Amendment to Facility Agreement, dated as of June 7, 2010, and as further amended by the Second Amendment to Facility Agreement, dated as of January 9, 2012.”

3.     The meaning ascribed to the term “OS0” in Section 8(a)(viii) of Annex II of the Series A-1 Certificate of Designation is hereby deleted in its entirety and replaced with the following:

“OS0	=
the number of shares of Common Stock outstanding immediately prior to such issuance (including Common Stock issuable pursuant to Convertible Securities outstanding immediately prior to such issuance).”

4.     The meaning ascribed to the term “OS1” in Section 8(a)(viii) of Annex II of the Series A-1 Certificate of Designation is hereby deleted in its entirety and replaced with the following:

“OS1	=
the sum of the number of shares of Common Stock outstanding immediately after such issuance (including Common Stock issuable pursuant to Convertible Securities outstanding immediately after such issuance).”

5.     Section 5(b)(v) of Annex II of the Series A-1 Certificate of Designation is hereby deleted in its entirety and replaced with the following:

“(v) offer, sell, authorize or create, increase the authorized amount of, or issue shares of Preferred Stock or Series A-2 Preferred Stock or any class or series of Senior Stock, Parity Stock or Junior Stock (other than (a) the issuance of Common Stock approved by the Board of Directors and (b) shares of Preferred Stock or issued pursuant to the terms of the Investment Agreement, shares of Series A-2 Preferred Stock or Series A-3 Preferred Stock issued pursuant to the terms of the 2012 Investment Agreement, or shares of Series A-2 Preferred Stock issued pursuant to the terms of the Deerfield Loan Agreement in satisfaction of payments of accrued interest to be owed by the Company under such agreement for the quarterly periods ending December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012, or Common Stock issuable upon conversion of shares of Preferred Stock, Series A-2 Preferred Stock or Series A-3 Preferred Stock);”

6.     Section 8(c)(ii)(7) of Annex II of the Series A-1 Certificate of Designation is hereby deleted in its entirety and replaced with the following:

“(7)           upon the issuance of shares of Preferred Stock issued pursuant to the Investment Agreement, Series A-2 Preferred Stock and Series A-3 Preferred Stock issued pursuant to the terms of the 2012 Investment Agreement, Series A-2 Preferred Stock issued pursuant to the terms of the Deerfield Loan Agreement in satisfaction of payments of accrued interest to be owed by the Company under such agreement for the quarterly periods ending December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012, or Common Stock issuable upon conversion of the Preferred Stock, Series A-2 Preferred Stock or Series A-3 Preferred Stock; or”

SECOND: That the amendments have been duly adopted and authorized by the Company’s Board of Directors and holders of Series A-1 Convertible Preferred Stock in accordance with the applicable provisions of Sections 228 and 242 of the DGCL.

THIRD:                      The provisions set forth herein shall be deemed to be, and shall be construed as part of, the Series A-1 Certificate of Designation.  Except as amended hereby, the Series A-1 Certificate of Designation shall remain in full force and effect.

FOURTH:                  This amendment shall be effective on the date that it is filed and accepted by the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, said Company has caused this Certificate of Amendment to the Series A-1 Certificate of Designation to be executed as of the 9th day of January 2012, by the undersigned, who affirms that the statements made herein are true under penalties of perjury.

TALON THERAPEUTICS, INC.

By:	/s/ Steven R. Deitcher, M.D.
Name: Steven R. Deitcher, M.D.
Title: President & Chief Executive Officer